Exhibit 99.1

Stepan Reports First Quarter 2026 Results

Northbrook, Illinois, April 28, 2026 -- Stepan Company (NYSE: SCL) today reported:

First Quarter 2026 Highlights

•
Reported net income was a $41.4 million loss versus $19.7 million of income in the prior year. The current year loss resulted from a previously announced $65.4 million pre-tax restructuring charge. Adjusted net income(1) was $10.3 million, down 47% versus the prior year, largely due to lower Surfactant earnings and higher interest expense. The higher interest expense reflects lower capitalized interest income due to the start-up of the Pasadena, TX site.
•
EBITDA(2) was a negative $16.5 million versus $58.0 million in the prior year. Current year EBITDA was negatively impacted by the $65.4 million restructuring charge. Adjusted EBITDA(2) was $49.6 million, down 14% year-over-year.
•
Organic sales volume was flat year-over-year as strong demand within Crop Productivity, Oilfield and Industrial Cleaning was offset by soft European Polymers demand.
•
Cash from Operations was $16.9 million during the quarter. Free cash flow(3) for the quarter was a negative $14.0 million, driven by higher working capital requirements which are typical during the first quarter.
•
Pre-tax earnings include a $65.4 million restructuring charge related to the previously announced closure of the Company's Fieldsboro, NJ site and select assets at its Elwood (Millsdale), IL and Stalybridge, UK facilities. The cash impact associated with this restructuring charge was less than $1.0 million during the quarter.
•
The Company has entered into an agreement to sell a parcel of land near its Millsdale site for $30 million. This agreement is subject to customary closing conditions and the transaction is expected to close during the second half of the year.

“We are executing Project Catalyst safely and in line with expectations despite early quarter weather-related impacts and the new geopolitical challenges. Global adjusted EBITDA was down $7.9 million, or 14%, driven by our Surfactants business. Surfactants EBITDA was down due to higher oleochemicals prices, the cold snap in the U.S., production timing differences in Asia along with competitive pressures in Mexico. Polymers adjusted EBITDA grew 8% on the strength of North American volume growth and margin recovery that more than offset ongoing challenges within the European business. Specialty Products volume was up 30% versus prior year while EBITDA was down due to product mix and higher raw material costs," said Luis E. Rojo, President and Chief Executive Officer. "On a total Company basis, organic net sales, which exclude the impact of the asset divestiture in the Philippines, were up 4% and organic sales volume was flat year-over-year. Strong growth in Crop Productivity, Oilfield and Industrial Cleaning was offset by European Polymers volume. We are pleased with the growth we achieved in several of our key strategic end markets despite ongoing global economic uncertainties and supply chain disruptions. We are continuing our efforts to further optimize our asset base and create a more productive and agile organization to enable balanced growth."

Financial Summary

	Three Months Ended March 31,
($ in thousands, except per share data)	2026	2025	% Change
Net Sales	$604,509	$593,255	2%
Operating Income (Loss)	$(49,622)	$28,288	NM
Net Income (Loss)	$(41,406)	$19,711	NM
Earnings per Diluted Share	$(1.81)	$0.86	NM

Adjusted Net Income *	$10,313	$19,310	(47)%
Adjusted Earnings per Diluted Share *	$0.45	$0.84	(46)%

* See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

Percentage Change in Net Sales

Net sales in the first quarter of 2026 increased 2% year-over-year. This increase reflects higher selling prices and the favorable impact of foreign currency translation. A 3% decline in sales volume partially offset the above. Organic volume was flat and organic net sales were up 4% year-over-year.

Three Months Ended March 31, 2026
Volume	(3)%
Selling Price & Mix	1%
Foreign Translation	4%
Total	2%

Segment Results

	Three Months Ended March 31,
($ in thousands)	2026	2025	% Change
Net Sales
Surfactants	$453,687	$430,337	5%
Polymers	$130,029	$146,116	(11)%
Specialty Products	$20,793	$16,802	24%
Total Net Sales	$604,509	$593,255	2%

	Three Months Ended March 31,
($ in thousands, all amounts pre-tax)	2026	2025	% Change
Operating Income (Loss)
Surfactants	$18,548	$28,930	(36)%
Polymers	$8,822	$8,018	10%
Specialty Products	$4,715	$5,508	(14)%
Total Segment Operating Income	$32,085	$42,456	(24)%
Corporate Expenses	$(81,707)	$(14,168)	477%
Consolidated Operating Income (Loss)	$(49,622)	$28,288	(275)%

	Three Months Ended March 31,
($ in millions)	2026	2025	% Change
EBITDA	$(16.5)	$58.0	(128)%

Adjusted EBITDA
Surfactants	$41.1	$48.3	(15)%
Polymers	$17.4	$16.1	8%
Specialty Products	$6.2	$7.0	(11)%
Unallocated Corporate	$(15.1)	$(13.9)	9%
Consolidated Adjusted EBITDA	$49.6	$57.5	(14)%

Consolidated adjusted EBITDA(2) decreased $7.9 million, or 14%, in the quarter. This was primarily due to lower Surfactant earnings resulting from a 2% decline in sales volume, competitive pressures in Mexico and production timing differences in Asia.

•
Surfactant net sales were $453.7 million for the quarter, up 5% versus the prior year. Selling prices were up 2% primarily due to pass through of higher raw material costs, improved product and customer mix, along with pricing actions. Organic sales volume was up 2%, driven by strong demand within the Industrial Cleaning, Oilfield and Crop Productivity end markets. Total sales volume declined 2% due to the Philippines divestiture in the fourth quarter of 2025. The Company achieved volume growth in all global regions except Asia. Foreign currency translation positively impacted net sales by 5%. Surfactant adjusted EBITDA(2) for the quarter decreased $7.2 million, or 15%, versus the prior year. This decrease was primarily due to higher overhead due to production timing differences in Asia, competitive pressures in Mexico, the severe cold snap in the U.S. and higher oleochemicals raw material costs.
•
Polymer net sales were $130.0 million for the quarter, an 11% decrease versus the prior year. Selling prices decreased 8%, primarily due to the pass-through of lower raw material costs and competitive pressures. Sales volume decreased 6% in the quarter. North American sales volume was up 5% but this was more than offset by a 19% decline in Europe. Foreign currency translation positively impacted net sales by 3% during the quarter. Polymer adjusted EBITDA(2) increased $1.3 million, or 8%, versus the prior year primarily due to global margin improvement.
•
Specialty Products net sales were $20.8 million for the quarter, a 24% increase versus the prior year, primarily due to higher sales volume. Specialty Products adjusted EBITDA(2) decreased $0.8 million, or 11%. The decrease in adjusted EBITDA(2) was primarily due to product mix and lower margins within the medium chain triglycerides product line due to higher raw material costs.

Outlook

“We are executing on Project Catalyst, which is our comprehensive plan designed to further optimize our asset base and create a more productive and agile organization to enable growth. During the first quarter we executed our plans to close our Fieldsboro, NJ site and decommission select assets at our Millsdale, IL and Stalybridge, UK facilities," said Luis E. Rojo, President and Chief Executive Officer. "We believe we are positioned to continue delivering growth in all our key strategic businesses such as Crop Productivity, Oilfield, Tier 2/3 Surfactants and North American Polymers. With our actions on growth, productivity and cash, we believe we will deliver full year Adjusted EBITDA growth, positive free cash flow and continue to de-leverage the balance sheet in 2026, despite the ongoing and significant market uncertainties and challenges."

Notes

(1) Adjusted net income and adjusted earnings per share are non-GAAP measures which exclude deferred compensation income/expense, certain environmental remediation-related costs as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

(2) EBITDA and adjusted EBITDA are non-GAAP measures. See Table VI for calculations and GAAP reconciliations of EBITDA and adjusted EBITDA.

(3) Free cash flow is a non-GAAP measure and reflects cash generated from operations minus capital expenditures. Cash generated from operations was $16.9 million during the first quarter of 2026 and capital expenditures were $30.9 million.

Conference Call

Stepan Company will host a conference call to discuss its first quarter results at 8:00 a.m. ET (7:00 a.m. CT) on April 28, 2026. The call can be accessed by phone and webcast. To access the call by phone, please click on this Registration Link, complete the form and you will be provided with dial in details and a PIN. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. The webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Ruben Velasquez 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; our ability to realize cost savings or operating efficiencies associated with strategic initiatives; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including changes in global trade policies, tariffs, retaliatory measures and countermeasures, currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; potential adverse tax consequences due to the international scope of our business; downgrades in our credit ratings or our ability to access capital markets; global political, military, security or other instability and increased security regulations; costs, delays and miscalculations in capacity needs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants. In addition to the risks described in the Company's periodic reports, the restructuring actions described herein may involve risks related to the execution of facility closures and asset decommissioning, potential operational disruptions, impacts on employees and local communities, environmental compliance, and the realization of anticipated cost savings and efficiencies.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

* * * * *

Tables follow

Table I

STEPAN COMPANY

For the Three Months Ended March 31, 2026 and 2025

(Unaudited – in 000's, except per share data)

	Three Months Ended March 31,
	2026	2025
Net Sales	$604,509	$593,255
Cost of Sales	539,658	517,792
Gross Profit	64,851	75,463
Operating Expenses:
Selling	12,166	12,108
Administrative	21,313	21,414
Research, Development and Technical Services	14,993	14,649
Deferred Compensation Expense	562	(996)
	49,034	47,175

Business Restructuring	65,439	-

Operating Income (Loss)	(49,622)	28,288

Other Income (Expense):
Interest, Net	(5,011)	(4,126)
Other, Net	144	502
	(4,867)	(3,624)

Income (Loss) Before Provision for Income Taxes	(54,489)	24,664
Provision for Income Taxes	(13,083)	4,953
Net Income (Loss)	(41,406)	19,711
Net Income (Loss) Per Common Share
Basic	$(1.81)	$0.86
Diluted	$(1.81)	$0.86
Shares Used to Compute Net Income Per Common Share
Basic	22,888	22,867
Diluted	22,888	22,890

Table II

Reconciliation of Non-GAAP Net Income (Loss) and Earnings per Diluted Share*

	Three Months Ended March 31,
($ in thousands, except per share amounts)	2026	EPS	2025	EPS
Net Income (Loss) Reported	$(41,406)	$(1.81)	$19,711	$0.86

Deferred Compensation (Income) Expense	$477	$0.02	$(470)	$(0.02)
Environmental Remediation Expense	$78	$0.00	$69	$0.00
Business Restructuring	$51,164	$2.24	$-	$-
Adjusted Net Income	$10,313	$0.45	$19,310	$0.84

* All amounts in this table are presented after-tax

The Company believes that certain non-GAAP measures, in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and financial condition. The Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. Management believes that these non-GAAP financial measures provide useful supplemental information because they exclude non-operational items that affect comparability between years. These measures should be considered in addition to, not as substitutes for or superior to, measures of financial performance prepared in accordance with GAAP and may differ from similarly titled measures presented by other companies. The Company's Annual Report on Form 10-K for the year ended December 31, 2025 contains additional information regarding the use of non-GAAP financial measures.

Summary of First Quarter 2026 Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, certain environmental remediation costs and other significant and infrequent or non-recurring items.

•
Deferred Compensation: The first quarter of 2026 reported net income includes $0.5 million of after-tax expense versus $0.5 million of after-tax income in the prior year.

•
Environmental Remediation: The first quarter of 2026 reported net income includes $0.1 million of after-tax expense versus $0.1 million of after-tax expense in the prior year.

•
Business Restructuring: The first quarter of 2026 reported net income includes $51.2 million of after-tax expense related to restructuring charges. There were no restructuring charges recognized in the prior year quarter.

Table III

Reconciliation of Pre-Tax to After-Tax Adjustments

Management uses the non-GAAP adjusted net income metric to evaluate the Company's operating performance. Management excludes the items listed in the table below because they are non-operational items. The cumulative tax effect is typically calculated using the statutory tax rates for the jurisdictions in which the transactions occurred.

	Three Months Ended March 31,
($ in thousands, except per share amounts)	2026	EPS	2025	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$628		$(626)
Environmental Remediation Expense	$102		$92
Business Restructuring	$65,439		$-
Total Pre-Tax Adjustments	$66,169		$(534)

Cumulative Tax Effect on Adjustments	$(14,450)		$133

After-Tax Adjustments	$51,719	$2.26	$(401)	$(0.02)

Table IV

Deferred Compensation Plans

The full effect of the deferred compensation plans on quarterly pre-tax income was $0.6 million of expense versus $0.6 million of income in the prior year. The quarter-end market prices of Company stock and the impact of deferred compensation on specific income statement line items is summarized below:

	2026	2025
	3/31	12/31	9/30	6/30	3/31
Stepan Company	$49.98	$47.36	$47.70	$54.58	$55.04

	Three Months Ended March 31,
($ in thousands)	2026	2025
Deferred Compensation
Operating Income (Expense)	$(562)	$996
Other, net – Mutual Fund Gain (Loss)	(66)	(370)
Total Pre-Tax	$(628)	$626
Total After-Tax	$(477)	$470

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. These results are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. The table below presents the impact that foreign currency translation had on select income statement line items.

($ in millions)	Three Months Ended March 31,		Change	Change Due to Foreign Currency Translation
	2026	2025
Net Sales	$604.5	$593.3	$11.2	$25.3
Gross Profit	64.9	75.5	$(10.6)	2.5
Operating Income	(49.6)	28.3	$(77.9)	1.3
Pretax Income	(54.5)	24.7	$(79.2)	1.4

Corporate Expenses

	Three Months Ended March 31,
($ in thousands)	2026	2025	% Change
Total Corporate Expenses	$81,707	$14,168	477%
Less:
Deferred Compensation (Income) Expense	$562	$(996)	(156)%
Environmental Remediation Expense	$102	$92	11%
Business Restructuring	$65,439	$-	NM
Adjusted Corporate Expenses	$15,604	$15,072	4%

Table V

Stepan Company

Consolidated Balance Sheets

March 31, 2026 and December 31, 2025

	March 31, 2026	December 31, 2025
ASSETS
Current Assets	$906,238	$858,959
Property, Plant & Equipment, Net	1,148,164	1,219,627
Other Assets	278,935	279,116
Total Assets	$2,333,337	$2,357,702
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$720,453	$666,494
Deferred Income Taxes	11,052	11,450
Long-term Debt	328,415	340,975
Other Non-current Liabilities	80,393	94,773
Total Stepan Company Stockholders’ Equity	1,193,024	1,244,010
Total Liabilities and Stockholders’ Equity	$2,333,337	$2,357,702

Selected Balance Sheet Information

The Company’s total debt increased by $25.0 million and cash increased by $8.1 million versus December 31, 2025. The Company’s net debt level increased $16.9 million versus December 31, 2025 and its net debt ratio was 30% versus 28% in the prior quarter (Net Debt and Net Debt Ratio are non-GAAP measures, reconciliations of which are shown in the table below). Management uses the non-GAAP net debt metric to show a more complete picture of the Company's overall liquidity, financial flexibility and leverage level.

($ in millions)	March 31, 2026	December 31, 2025
Net Debt
Total Debt	$651.7	$626.7
Cash	140.8	132.7
Net Debt	$510.9	$494.0
Equity	1,193.0	1,244.0
Net Debt + Equity	$1,703.9	$1,738.0
Net Debt / (Net Debt + Equity)	30%	28%

The major working capital components were:

($ in millions)	March 31, 2026	December 31, 2025
Net Receivables	$433.7	$388.0
Inventories	289.0	298.8
Accounts Payable	(285.7)	(261.7)
	$437.0	$425.1

Table VI

Reconciliations of Non-GAAP EBITDA and Adjusted EBITDA

Management uses the non-GAAP EBITDA and adjusted EBITDA metrics to evaluate the Company's operating performance. Management excludes the items listed in the table below because they are non-operational items. Refer to the Income Statement on Table I for a bridge between Operating Income and Net Income.

	Three Months Ended March 31, 2026

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income (Loss)	$18.5	$8.8	$4.7	$(81.7)	$(49.6)
Depreciation and Amortization	22.6	8.6	1.5	0.4	33.0
Other, Net Income	-	-	-	0.1	0.1
EBITDA					$(16.5)
Deferred Compensation	-	-	-	0.6	0.6
Environmental Remediation	-	-	-	0.1	0.1
Business Restructuring	-	-	-	65.4	65.4
Adjusted EBITDA	$41.1	$17.4	$6.2	$(15.1)	$49.6

	Three Months Ended March 31, 2025

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$28.9	$8.0	$5.5	$(14.2)	$28.2
Depreciation and Amortization	19.4	8.1	1.5	0.3	29.3
Other, Net Income	-	-	-	0.5	0.5
EBITDA					$58.0
Deferred Compensation	-	-	-	(0.6)	(0.6)
Environmental Remediation	-	-	-	0.1	0.1
Adjusted EBITDA	$48.3	$16.1	$7.0	$(13.9)	$57.5